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                                                                   EXHIBIT 10.7


 RHODES, INC.
  FURNITURE          GENERAL OFFICE, 4370 PEACHTREE ROAD, N.E. ATLANTA, GA 30319


                                                                  (404) 264-4600


                                 July 26, 1994





Mr. Irwin L. Lowenstein
Rhodes, Inc.
4370 Peachtree Road
Atlanta, Georgia 30310

Dear Irwin:

       This will confirm our understanding with respect to your election as Chairman and Chief Executive Officer of Rhodes, Inc. In the event that anything should happen to me or if we should sell control of Rhodes to a third party, I have agreed that, notwithstanding any such event, Rhodes would continue to pay your full annual base salary (at not less than the amount you are currently paid) through and including the fiscal year ending February 28, 1999. In addition, you would be paid by Rhodes the same annual minimum guaranteed bonus as was paid during the fiscal year ended February 1994. You would also continue to receive the same benefits, including clubs dues, etc., as are currently provided to you by Rhodes.

         I am very grateful for all of your hard work since we acquired Rhodes in 1987, and I am happy to assure you of your continued compensation. Congratulations also on your well deserved promotion.

         I am sending a copy of this letter to Joel Dugan so that he can retain this memorandum of our understanding among the corporate records.


                          Sincerely,

                          /s/ Holcombe T. Green, Jr.
                          Holcombe T. Green, Jr.

HTGjr:rj

cc:      Joel H. Dugan